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                                                     EXHIBIT 99.2

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FOR IMMEDIATE RELEASE    MEDIA CONTACTS:
February 14, 1996        Cheryl Greenhouse        Sheila Shuster
                         Genzyme Corp.            Genetrix
                         617-252-7570             602-945-4363
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                     GENZYME TO ACQUIRE GENETRIX FOR STOCK

CAMBRIDGE, Mass. -- Genzyme Corp.'s General Division (Nasdaq: GENZ) announced today that it has signed a definitive agreement to acquire Genetrix Inc., a privately held genetic testing laboratory based in Phoenix, and merge it with Genzyme's Integrated Genetics diagnostic services business.

     Under the terms of the agreement, Genetrix shareholders will receive shares of Genzyme General Division common stock in a tax-free exchange for their Genetrix common and preferred shares. The number of shares of Genzyme General Division common stock to be issued will be fixed at approximately 545,000 provided the average closing price of the stock for the 10 trading days ending two days prior to completing the transaction is not less than $67.28. The transaction is expected to be completed in March.

     "The combination of these genetic testing businesses will create operating synergies that will result in significant cost savings," said Henri A. Termeer, Genzyme's chairman and chief executive officer. "As a result of this acquisition, we will be able to offer a broader range of services over a larger geographic area, resulting in better service for our customers."

     Both Integrated Genetics and Genetrix have a strong clinical presence and a commitment to excellent customer service. Each entity also brings specific strengths to the combined organization. Integrated Genetics has strong capabilities in research and development and prenatal and molecular diagnostics. Genetrix has a strong presence in the cancer market and innovative managed care programs.

     "The merger will create value for our patients, our clients, our shareholders, and our employees," said Paul R. Sohmer, M.D., Genetrix's president and chief executive officer. "Together we will be a unique and integral player in the delivery of quality and cost-effective health care."

     The transaction will be accounted for as a pooling of interests. Genzyme expects that the additional income brought about by the transaction will exceed the effects of the newly issued shares. The combined annual genetic testing revenue will be approximately $75 million.

     One of the world's top five biotechnology companies, Genzyme focuses on developing innovative products and services for major unmet medical needs. The company's General Division markets Ceredase [REGISTERED TRADEMARK] and Cerezyme [REGISTERED TRADEMARK] replacement enzymes for the treatment of Gaucher disease. It also develops and markets surgical and diagnostic products, genetic diagnostic services and bulk pharmaceuticals.

                                    * * *

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PR Newswire's fax- on-demand service at 1-800-758-5804, ext. 104284.